Exhibit 10.46

Form of Base Salary Reduction Agreement

WHEREAS the undersigned executive (the “Executive”) and Kraton Polymers LLC (the “Company”) entered into an employment agreement on                     , as amended (the “Employment Agreement”), setting forth the terms of the Executive’s employment with the Company; and

WHEREAS, the Employment Agreement provides for an annual base salary (“Base Salary”) of $                 (“Current Base Salary”), subject to annual review and increases as determined by and in the discretion of the Board of Directors of the Company (the “Board”).

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company agrees as follows:

1. As of April 1, 2009 the Executive’s Base Salary shall be reduced to $                 (the “Adjusted Base Salary”).

2. The Adjusted Base Salary shall remain in effect through December 31, 2009, unless otherwise agreed to in writing by the Executive and the Company.

3. In the event the Company’s Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in fiscal year 2009 equals or exceeds $102,250,000, including the expense of repayment of the Lost Pay Value (as defined below) for all affected executives of the Company, the Executive shall be entitled to receive a cash payment equal to the total amount of Base Salary lost by the Executive during 2009 as a result of the said reduction from Current Base Salary to Adjusted Base Salary (the “Lost Pay Value”), provided the Executive remains an employee in good standing through the Payment Date (as defined below).

4. In the event the Company’s EBITDA in fiscal year 2009 equals or exceeds $120,000,000, including the expense of the payment described in paragraph 3 to all affected executives of the Company and the expense of the additional payment contemplated by this paragraph to all affected executives of the Company, the Executive shall be entitled to receive a cash payment equal to the Lost Pay Value, in addition to the cash payment set forth in paragraph 3 above, provided the Executive remains an employee in good standing through the Payment Date.

5. Any and all payments pursuant to paragraphs 3 and 4 shall be made no later than March 15, 2010. The date any and all payments are actually made shall be the “Payment Date”. In no event shall the Executive have the ability to determine the taxable year in which any payments to pursuant to paragraphs 3 and 4 shall be made.

6. Unless otherwise agreed to in writing by the Executive and the Company, as of January 1, 2010, the Executive’s Base Salary shall be equal to the Current Base Salary, subject to increases in the discretion of the Board, as per the Employment Agreement.

7. Notwithstanding the definition of “good reason” as set forth in the Employment Agreement, the Executive hereby acknowledges and agrees that in no event shall the reduction of Base Salary to the Adjusted Base Salary as provided hereunder result in the Executive having “good reason” to terminate his employment and receive severance payments or any other benefits for purposes of the Employment Agreement, any incentive compensation or equity awards or pursuant to any other agreement or arrangement with the Company. For purposes of clarification, the waiver language herein shall apply only to the specific and singular reduction set forth in paragraph 1 and only under the terms as provided herein. In no circumstances shall the waiver herein be deemed or interpreted as a waiver or relinquishment of any other rights the Executive may have under the Employment Agreement, or any other agreement or arrangement with the Company, including without limitation, the Executive’s rights under the Employment Agreement in the event of any subsequent reduction of the Executive’s Base Salary occurring after April 1, 2009.

[Name]

Accepted and agreed: Kraton Polymers LLC

By
[Name]
[Title]

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